Exhibit 10.5

Form for Certain Executives with Employment Agreements

NOTICE OF GRANT AND GRANT AGREEMENT

NON-QUALIFIED STOCK OPTION

Notice of Grant – Non-Qualified Stock Option

Name of Option Holder:

[Name]

Plan: Grant Date:	2010 Equity and Long-Term Compensation Plan
Number of Shares Subject to this Option:
Exercise Price Per Share:
Total Exercise Price for this Option:
Vesting Schedule:	3 year annual vesting, as set forth below
Expiration:	10 years following Grant Date

Subject to the provisions of the 2010 Equity and Long-Term Compensation Plan and the Grant Agreement accompanying this Notice of Grant (the “Grant Agreement”) and you not experiencing a Severance (as defined in the 2010 Equity and Long-Term Compensation Plan and as provided in Section 6 of the Grant Agreement), this Option shall vest and become exercisable with regard to the following percentages of the shares subject to this Option on the dates shown below:

Cumulative Percent Vested	Percent Vesting*	Schedule Vest Date	Scheduled Expiration Date
33%	33% (“First Vested Shares”)
66%	33%(“Second Vested Shares”)
100%	34% (“Final Vested Shares”)

*	With respect to the First and Second Vested Shares, the amount of shares vesting thereunder shall be rounded down to the nearest whole number of shares (to the extent such number is not a whole number). Any fractional amount that, as a result of such rounding, does not vest with respect to the First or Second Vested Shares shall be counted toward the amount vesting in the Final Vested Shares. With respect to the Final Vested Shares, the amount of shares vesting thereunder shall be such that 100% of the aggregate number of shares of Common Stock subject to this Option shall be cumulatively vested on the third anniversary of the Grant Date.

By your signature and Mattel, Inc.’s signature below, you and Mattel, Inc. agree that this Option is granted under and governed by the terms and conditions of the Grant Agreement and the 2010 Equity and Long-Term Compensation Plan. You acknowledge that you have received a copy of the Grant Agreement and the Prospectus relating to the 2010 Equity and Long-Term Compensation Plan. Please sign and return one copy of this Notice of Grant to Mattel Equity Compensation Administration, Mattel, Inc.—Mail Stop M1-0307, 333 Continental Boulevard, El Segundo, CA 90245-5012, United States of America.

For Mattel, Inc.	Option Holder
Name:	Name:
Title:
Date:	Date:

Mattel, Inc.	Type of Option: Non-Qualified	Holder’s ID:
333 Continental Boulevard El Segundo, CA 90245		Mattel’s ID: 95-1567322

Note: Please do not detach this Notice of Grant from the Grant Agreement that follows.

Grant Agreement for a

Non-Qualified Stock Option

under the Mattel, Inc. 2010 Equity and Long-Term Compensation Plan

This is a Grant Agreement (this “Grant Agreement”) between Mattel, Inc. (“Mattel”) and [name of executive] (the “Holder”). The Notice of Grant – Non-Qualified Stock Option (the “Notice”) accompanying this Grant Agreement is deemed a part of this Grant Agreement.

Recitals

Mattel has adopted the 2010 Equity and Long-Term Compensation Plan, as may be amended from time to time (the “Plan”), for the granting to selected employees of awards based upon shares of Common Stock of Mattel. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Plan. This Grant Agreement incorporates certain provisions required by the terms of the Holder’s [the Holder’s employment agreement] (the “Employment Agreement”).

Option

1. Terms. Effective as of the grant date specified in the Notice (the “Grant Date”), Mattel grants to the Holder a Non-Qualified Stock Option (this “Option”) to purchase, on the terms and conditions set forth in the Notice and this Grant Agreement, all or any part of the aggregate number of shares of Common Stock subject to the Option as set forth in the Notice. The Option shall remain outstanding until and shall expire on the tenth anniversary of the Grant Date as specified in the Notice (the “Expiration Date”), unless and to the extent this Option is terminated or forfeited before such date pursuant to Section 5 or Section 6 below. The per-share exercise price of this Option equals the Fair Market Value of a share of Common Stock on the Grant Date, and is set forth in the Notice.

2. Vesting and Exercisability. Except as otherwise provided in Section 6 regarding the effects of the Holder’s Severance, this Option shall vest and become exercisable in the time and manner set forth in the Notice.

3. Method of Exercising. In order to exercise this Option in whole or in part, the Holder shall follow such procedures as may be established by Mattel from time to time, including through any automated system that Mattel may establish for itself or using the services of a third party, such as a system using an internet website or interactive voice response. In order for such exercise to be considered effective, the Holder must satisfy the withholding obligations of Section 4 below and the certification obligation of Section 5 below, and make full payment of the exercise price for the shares being purchased in accordance with such methods as the Committee may approve from time to time. As of the Grant Date, the following forms of payment are available:

(a)	cash;

(b)	by the withholding of shares that would otherwise be issued upon the exercise of this Option, based on the Fair Market Value of the Common Stock on the date of exercise; and

(c)	by the delivery to Mattel or its designated agent of an irrevocable written notice of exercise form together with irrevocable instructions to a broker-dealer to sell a sufficient portion of the shares of Common Stock and to timely deliver the sale proceeds directly to Mattel to pay the exercise price of this Option.

4. Tax Withholding. As a condition to exercising this Option in whole or in part, the Holder shall pay, or make provisions satisfactory to the Company for payment of, any income tax, social tax, payroll tax and other taxes required to be withheld in connection with such exercise. Payment for such taxes may be in any of the forms of payment specified above in Section 3, provided that if such payment is in the form of shares of Common Stock withheld from exercise or delivered (actually or constructively) by the Holder, the Fair Market Value of such shares shall not exceed the sums necessary to pay the tax withholding based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income (but rounding up to the nearest whole number of shares).

5. Termination, Rescission and Recapture. The Holder specifically acknowledges that this Option is subject to the provisions of Section 19 of the Plan, entitled “Termination, Rescission and Recapture,” which can cause the forfeiture of this Option, the rescission of Common Stock acquired upon the exercise of this Option and/or the recapture of proceeds of the sale of such Common Stock. Except as provided in the next sentence, as a condition of the exercise of this Option, the Holder will be required to certify that he or she is in compliance with the terms and conditions of the Plan (including the conditions set forth in Section 19 of the Plan) and, if a Severance has occurred, to state the name and address of his or her then-current employer or any entity for which the Holder performs business services and his or her title, and shall identify any organization or business in which the Holder owns a greater-than-five-percent equity interest. Section 19 of the Plan is inapplicable, and accordingly such certification shall not be required, in connection with any exercise after a Severance of the Holder that occurs within the 24-month period following a Change in Control.

6. Consequences of the Holder’s Severance. The consequences of the Holder’s Severance for this Option shall be as follows, subject to Section 5 above.

(a)	In the case of the Holder’s Severance for Cause, this Option (whether vested or unvested) shall terminate immediately on the date of the Severance.

(b)	In the case of the Holder’s Severance that occurs at least six (6) months after the Grant Date as a result of Retirement, death or Disability, this Option shall become fully vested and exercisable immediately, to the extent not previously vested and exercisable, and shall remain exercisable until the earlier of (i) the fifth anniversary of the date of the Severance, or (ii) the Expiration Date.

(c)

If Mattel terminates the Holder’s employment other than for Cause or Disability, or the Holder terminates his employment for Good Reason (in each case, other than within 18 months following a Change of Control (as defined in the Employment Agreement)), then this Option shall become fully vested and exercisable immediately, to the extent not previously vested and exercisable, and shall remain exercisable until the earlier of (i) 90 days[1] following the date of the Severance, or (ii) the Expiration Date. Notwithstanding the foregoing, if such Severance constitutes a Retirement and the date of such Retirement is at least six (6) months after the Grant Date, then the Holder will be able to exercise this Option until the fifth anniversary of the date of the Severance (but in no event past the Expiration Date).

(d)	If, within 18 months following a Change of Control, (i) the Holder terminates his employment for Good Reason or (ii) Mattel, or the surviving entity, terminates the Holder’s employment other than for Cause or Disability, or (iii) within the 30 day period immediately following the six (6) month anniversary of a Change of Control the Holder terminates the Holder’s employment for any reason, then this Option shall become fully vested and exercisable immediately, to the extent not previously vested and exercisable, and shall remain exercisable until the earlier of (x) two (2) years following the date of the Severance, or (y) the Expiration Date. Notwithstanding the foregoing, if such Severance constitutes a Retirement and the date of such Retirement is at least six (6) months after the Grant Date, then the Holder will be able to exercise this Option until the fifth anniversary of the date of the Severance (but in no event past the Expiration Date).

(e)	In the case of the Holder’s Severance by Mattel, or the surviving entity, without Cause during the 19-24 month period following a Change in Control, then this Option shall become fully vested and exercisable immediately, to the extent not previously vested and exercisable, and shall remain exercisable until the earlier of (x) two (2) years following the date of the Severance, or (y) the Expiration Date. Notwithstanding the foregoing, if such Severance constitutes a Retirement and the date of such Retirement is at least six (6) months after the Grant Date, then the Holder will be able to exercise this Option until the fifth anniversary of the date of the Severance (but in no event past the Expiration Date).

(f)	In the case of the Holder’s Severance in all other circumstances, (i) any portion of this Option that has previously vested shall remain exercisable until the earlier of (A) 90 days following the date of the Severance, or (B) the Expiration Date, and (ii) any portion of this Option that has not previously vested shall terminate immediately on the date of the Severance. Notwithstanding the foregoing clause (i), if such Severance occurs during the 24-month period following a Change in Control, then the Holder will be able to exercise this Option until two (2) years following the date of the Severance (but in no event past the Expiration Date).

[1]	For Mr. Farr, it is two (2) years.

For purposes of this Grant Agreement, the terms “Cause,” “Good Reason” and “Disability” shall have the meanings set forth in the Employment Agreement.

7. Compliance with Law.

(a)	No shares issuable upon the exercise of this Option shall be issued and delivered unless and until all applicable registration requirements of the Securities Act of 1933, as amended, all applicable listing requirements of any national securities exchange on which the Common Stock is then listed, and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been complied with and are in full force. In particular, the Committee may require certain investment (or other) representations and undertakings in connection with the issuance of securities in connection with the Plan in order to comply with applicable law.

(b)	If any provision of this Grant Agreement is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Grant Agreement is determined to be illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law, but the other provisions of this Grant Agreement shall remain in full force and effect.

8. Assignability. This Option shall not be transferable by the Holder, other than upon the death of the Holder in accordance with such beneficiary designation procedures or other procedures as the Company may prescribe from time to time, or as otherwise approved by the Committee. This Option shall be exercisable, subject to the terms of the Plan and this Grant Agreement, only by the Holder, the guardian or legal representative of the Holder as provided in Section 9(c) of the Plan, or any person to whom this Option is permissibly transferred pursuant to this Section 8 and Section 16(a) of the Plan, it being understood that the term “Holder” includes such guardian, legal representative and other transferee; provided, that references to employment or other provision of services to the Company (such as the terms “Disability,” “Retirement” and “Severance”) shall continue to refer to the employment of, or provision of services by, the original Holder named above.

9. Certain Corporate Transactions. In the event of certain corporate transactions, this Option shall be subject to adjustment as provided in Section 17 of the Plan. In the event of a Change in Control, subject to Section 6 above, this Option shall be subject to the provisions of Section 18 of the Plan.

10. No Additional Rights.

(a)

Neither the granting of this Option nor its exercise shall (i) affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law, (ii) confer upon the Holder the right to continue in the employment of or performing services for the Company, or (iii) interfere in any way with the right of the Company to terminate the services of the Holder at any time, with or without Cause.

(b)	The Holder acknowledges that (i) this is a one-time grant, (ii) the making of this grant does not mean that the Holder will receive any similar grant or grants in the future, or any future grants at all, and (iii) this grant does not in any way entitle the Holder to future grants under the Plan, if any, and Mattel retains sole and absolute discretion as to whether to make any additional grants to the Holder in the future and, if so, the quantity, terms, conditions and provisions of any such grants.

(c)	Without limiting the generality of subsections (a) and (b) immediately above and subject to Section 6 above, if there is a Severance of the Holder, the Holder shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Option or the Plan which he or she might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

11. Rights as a Stockholder. Neither the Holder nor any other person legally entitled to exercise this Option shall have any rights as a stockholder with respect to any shares covered by this Option until such shares have been issued to the Holder following the exercise of this Option.

12. Compliance with Plan. This Option and this Grant Agreement are subject to, and Mattel and the Holder agree to be bound by, the terms and conditions of the Plan as it shall be amended from time to time, and the rules, regulations and interpretations relating to the Plan as may be adopted by the Committee, all of which are incorporated herein by reference. No amendment to the Plan or this Grant Agreement shall adversely affect this Option without the consent of the Holder. In the event of a conflict between the terms of the Plan and this Grant Agreement, the terms of the Plan shall govern and this Grant Agreement shall be deemed to be modified accordingly.

13. Data Privacy Waiver. By accepting the grant of this Option, the Holder hereby agrees and consents to:

(a)	the collection, use, processing and transfer by the Company of certain personal information about the Holder (the “Data”);

(b)	any members of the Company transferring Data amongst themselves for the purposes of implementing, administering and managing the Plan;

(c)	the use of such Data by any such person for such purposes; and

(d)	the transfer to and retention of such Data by third parties in connection with such purposes.

For the purposes of subsection (a) above, “Data” means the Holder’s name, home address and telephone number, date of birth, other employee information, any tax or other identification number, details of all rights to acquire Common Stock granted to the Holder and of Common Stock issued or transferred to the Holder pursuant to the Plan.

14. Governing Law. The interpretation, performance and enforcement of this Option shall be governed by the laws of the State of Delaware without regard to principles of conflicts of laws.